Addendum
         Lease @ 6216 South Sandhill Road, Las Vegas, Nevada 89120
               Miwa Lock U.S.A. (lessor) / NFOX.COM (lessee)
                                 June 1999



1.   To be supplied by lessor:

     Build out to include drop ceiling, air conditioning, fighting, carpet in upstairs unfinished area beyond fire door. Alarm pad to be placed at back door which will be used as primary entrance for lessee. Lessor to also provide two (2) doors from two (2) existing offices to build out area.

2.   Lessee to have roof access for the sole purpose of placing of antenna.

3.   Lessee to provide own phone line requirements at their expense.

5. Second floor bathrooms to be considered as "common area" whereas the Landlord/tenants may require the occasional use of during normal working hours.

6. Elevator to be considered as "common area" whereas the Landlord/tenants may require the occasional use of during normal working hours

7. Amount of monthly power bill will be paid by Lessee based on the amount of square footage usage. This will be billed to the Lessee as the bills are received by the Lessor from Nevada Power.

8. Existing cleaning service to clean upstairs during their normal weekly routine. This charge will be passed onto the Lessee on a monthly basis.

9. If lessee should not be willing or able to fulfill the 3-year term of the lease, lessee will give a minimum of 60 days notice of intent and provide 4 months breaking of contract fee.


     /s/ Wilbur A. Schaff                    /s/ Karl Kraft